Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES EARNINGS GUIDANCE FOR THE FOURTH QUARTER

Culpeper, VA (December 30, 2003—Virginia Financial Group, Inc. (NASDAQ: VFGI) today reported that it expects its 2003 fourth quarter earnings per share will range from $.48-.50 per diluted share, excluding $330,000 in net of tax startup expenses associated with the acquisition of eight First Virginia Bank branches. On a GAAP basis, earnings per share are expected to range from $.43-.45 per diluted share for the 2003 fourth quarter. VFG now expects that its 2003 earnings per diluted share for the twelve month period will be in the range of $1.88 – $1.90 per share on a GAAP basis, and earnings per share of $1.93—$1.95 per diluted share excluding the startup expenses associated with the First Virginia branch purchase.

Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer, stated “We recognized that the level of startup expenses associated with the branch purchase have exceeded previous guidance, and wanted to report such costs. We believe the integration of the eight First Virginia branches purchased late in the third quarter is substantially complete, and look forward to those branches contributing to financial performance in 2004. Earnings have also been impacted to some degree from a 40% decrease in mortgage related revenue and losses incurred from the startup of a loan production office in Lynchburg and a de novo branch in Fishersville, Virginia. The loan production office will have approximately $40 million in loans closed by year end, and thus will begin to contribute to profitability in the first quarter.”

The fourth quarter earnings guidance provided in this news release reflects the projected results for the fourth quarter and an assessment of current conditions affecting VFG’s business for the remainder of the year. VFG does not intend to update this guidance, unless unforeseen events make it necessary or desirable to do so.

VFG will announce its finalized fourth quarter and year end earnings results on Thursday, January 22, 2003 after market close.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans: reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information.

Virginia Financial Group, Inc. is the holding company for: Planters Bank & Trust Company of Virginia – in Staunton, Second Bank & Trust – in Culpeper, Virginia Heartland Bank – in Fredericksburg, and Virginia Commonwealth Trust Company – in Culpeper. The organization maintains a network of thirty-eight branches serving a contiguous market through the Shenandoah Valley and central and northern central Virginia.